                                                                    EXHIBIT 21.1




PAGEMART WIRELESS, INC.

Subsidiaries:                         Jurisdiction of Incorporation:

PageMart, Inc.
(merged into PageMart Wireless, Inc.              Delaware
on January 28, 1998)
PageMart PCS, Inc.                                Delaware
PageMart II, Inc.                                 Delaware
PageMart Operations, Inc.                         Delaware
PageMart of California, Inc.                      Delaware
PageMart of Virginia, Inc.                        Delaware
PageMart International, Inc.                      Delaware
Telephone North, Inc.                             Delaware